UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2011

FOX CHASE BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation or organization)	000-54025 (Commission File Number)	35-2379633 (IRS Employer Identification No.)

4390 Davisville Road, Hatboro, Pennsylvania 19040
(Address of principal executive offices) (Zip Code)

(215) 682-7400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2011, each of Roger S. Deacon, Michael S. Fitzgerald, Jerry D. Holbrook, Keiron G. Lynch and Thomas M. Petro entered into an amended and restated employment agreement with Fox Chase Bancorp, Inc. and Fox Chase Bank.  The amended and restated agreements eliminate the executive’s ability to receive a severance payment following such executive’s resignation for any reason within 60 days following the date that is one year following a change in control (as defined in the agreements).  The agreements still provide that the executive is entitled to a severance payment if, following a change in control, the executive’s employment is terminated or the executive resigns following the occurrence of certain events enumerated in the agreements that would constitute constructive termination.  Further, the agreements were revised to indicate that executive can elect to receive the value of benefits relating to the continuation of life, medical and dental coverage that the executive is entitled to receive upon a change in control as cash compensation.

The agreements were also revised for additional ministerial changes and to provide that payments due to an executive upon an event of termination (as defined in the agreements) would be paid in a single lump sum within twenty days of the termination of employment instead of ten days.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 16, 2011	By:	/s/ Roger S. Deacon
Roger S. Deacon
Executive Vice President and Chief Financial Officer